Exhibit 10.4
DANAHER CORPORATION
2007 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT
Unless otherwise defined herein, the terms defined in the Danaher Corporation 2007 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT
Name:
Participant ID:
The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant:
Exercise Price per Share	$
Total Number of Shares Granted
Type of Option	Nonstatutory Stock Option
Expiration Date	Tenth anniversary of Date of Grant
Vesting Schedule:
Time-Based Vesting Criteria	The time-based vesting criteria will be satisfied with respect to ____% of the Options on each of the _____________ anniversaries of the Date of Grant.

II.	AGREEMENT

1.Grant of Option. The Company hereby grants to the Optionee named in this Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the number of shares (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. Except as set forth in Section 2(c) below, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.
2.Vesting.
(a)    Vesting Schedule. Except as may otherwise be set forth in this Agreement or in the Plan, Options awarded to an Optionee shall not vest until the Optionee continues to be actively employed with the Company or an Eligible Subsidiary for the periods required to satisfy the time-based vesting criteria (“Time-Based Vesting Criteria”) applicable to such Options. The Time-Based Vesting Criteria applicable to an Option are referred to as “Vesting Conditions,” and the earliest date upon which all Vesting Conditions are satisfied is referred to as the “Vesting Date.” The Vesting Conditions for an Option received by an Optionee shall be established by the Compensation Committee (the “Committee”) of the Company’s Board

of Directors (or by one or more members of Company management, if such power has been delegated in accordance with the Plan and applicable law) and reflected in the account maintained for the Optionee by an external third party administrator of the Option awards. Further, during any approved leave of absence (and without limiting the application of any other rules governing leaves of absence that the Committee may approve from time to time pursuant to the Plan), to the extent permitted by applicable law the Committee shall have discretion to provide that the vesting of the Options shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable) and shall not resume until and unless the Optionee returns to active employment prior to the Expiration Date of the Options.
(b)    Addendum. The provisions of Addendum A are incorporated by reference herein and made a part of this Agreement, and to the extent any provision in Addendum A conflicts with any provision set forth elsewhere in this Agreement (including without limitation any provisions relating to Retirement), the Addendum A provision shall control.
(c)    Fractional Shares. The Company will not issue fractional shares of Common Stock upon the exercise of an Option. Any fractional share will be rounded up and issued to the Optionee in a whole share.
3.Exercise of Option.
(a)Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Agreement.
(b)Method and Time of Exercise. This Option shall be exercisable by any method permitted by the Plan and this Agreement that is made available from time to time by the external third party administrator of the Option awards. An exercise may be made with respect to whole Shares only, and not for a fraction of a Share. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

(c)Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Committee may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Optionee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.
(d) Automatic Exercise Upon Expiration Date. Notwithstanding any other provision of this Agreement (other than this Section), on the last trading day on which all or a portion of the outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a share of Common Stock exceeds the per share Exercise Price of the Option by at least $.01 (such expiring portion of the Option that is so in-the-money, an “Auto-Exercise Eligible Option”), Optionee will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading in accordance with the provisions of this Section. In the event of an automatic exercise pursuant to this Section, the Company will reduce the number of shares of Common Stock issued to Optionee upon such automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) the minimum, applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements arising upon the automatic exercise in accordance with the procedures of Section 6(f) of the Plan (unless the Committee deems that a different method of satisfying the tax withholding obligations is practicable and advisable), in each case based on the Fair Market Value of the Common Stock as of the close of trading on the date of exercise. Optionee may notify the Plan record-keeper in writing in advance that Optionee does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to the Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

4.Method of Payment. Unless the Committee consents otherwise, payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)cash, delivered to the external third party administrator of the Option awards in any methodology permitted by such third party administrator;

(b)payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) shall provide written direction to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(c)surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

5.Termination of Employment.
(a)    General. In the event the Optionee’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates for any reason (other than death, Early Retirement or Normal Retirement) whether or not in breach of applicable labor laws, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and Optionee’s right to receive options under the Plan shall also terminate as of the date of termination. The Committee shall have discretion to determine whether the Optionee has ceased to be actively employed by (or, if the Optionee is a consultant or director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. The Optionee’s active employer-employee or other active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law) and in the event of an Optionee’s termination of employment (whether or not in breach of applicable labor laws), Optionee’s right to exercise any Option after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under applicable law. Unless the Committee provides otherwise (1) termination of the Optionee’s employment will include instances in which the Optionee is terminated and immediately rehired as an independent contractor, and (2) the spin‑off, sale, or disposition of the Optionee’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Optionee’s employer no longer constitutes an Eligible Subsidiary will constitute a termination of employment or service.
(b)    General Post-Termination Exercise Period. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates for any reason (other than death, Disability, Early Retirement, Normal Retirement or Gross Misconduct), whether or not in breach of applicable labor laws, the Optionee shall have a period of 90 days, commencing with the date the Optionee is no longer actively employed, to exercise the vested portion of any outstanding Options, subject to the Expiration Date of the Option. However, if the exercise of an Option following Optionee’s termination of employment (to the extent such post-termination exercise is permitted under Section 11(a) of the Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option will terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, (ii) in the event that a sale of shares of Common Stock would subject the Participant to liability under Section 16(b) of the Exchange Act, thirty (30) days after the last date on which such sale would result in liability, or (iii) the end of the original post-termination exercise period, but in no event may an Option be exercised after the Expiration Date of the Option.
(c)    Death. Upon Optionee’s death prior to termination of employment, all unexpired Options shall become fully exercisable and may be exercised for a period of twelve (12) months thereafter (subject to the Expiration Date of the Option) by the personal representative of the Optionee’s estate or any other person to whom the Option is transferred under a will or under the applicable laws of descent and distribution.
(d)    Disability. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates by reason of the Optionee’s Disability, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and the Optionee shall have until the first anniversary of the Optionee’s termination of employment for Disability (subject to the Expiration Date of the Option) to exercise the vested portion of any outstanding Options.
(e)    Early Retirement. In the event the Optionee ceases to be an Employee as a result of Early Retirement, and the Date of Grant of this Option precedes the Optionee’s Early Retirement date by at least six (6) months, with respect to each Tranche that is unvested as of the Early Retirement date (a “Tranche” consists of all portions of the Option as to which the Time-Based Vesting Criteria are scheduled to be satisfied on the same date), a pro-rata portion of such Tranche (i.e. based on the ratio of (x) the number of full or partial months worked by the Optionee from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule of the Tranche) will continue to vest and such Options together with any Options that are vested as of the Optionee’s Early Retirement date shall remain outstanding and (once vested) may be exercised until the fifth anniversary of the Early Retirement date (or if earlier, the Expiration Date of the Option). If the Date of Grant of this Option does not precede the Optionee’s Early Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 5, as applicable.
(f)    Normal Retirement. In the event the Optionee ceases to be an Employee as a result of Normal Retirement, and the Date of Grant of this Option precedes the Optionee’s Normal Retirement date by at least six (6) months, the Optionee’s unvested Options will continue to vest and such Options together with any Options that are vested as of the Optionee’s Normal Retirement date shall remain outstanding and (once vested) may be exercised until the fifth anniversary of the Normal Retirement date (or if earlier, the

Expiration Date of the Option). If the Date of Grant of this Option does not precede the Optionee’s Normal Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 5, as applicable.
(g)    Gross Misconduct. If the Optionee’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct, the Optionee’s unexercised Options shall terminate immediately as of the time of termination, without consideration. The Optionee acknowledges and agrees that the Optionee’s termination of employment shall also be deemed to be a termination of employment by reason of the Optionee’s Gross Misconduct if, after the Optionee’s employment has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.
(h)    Violation of Post-Employment Covenant. To the extent that any of the Optionee’s Options remain outstanding under the terms of the Plan or this Agreement after termination of the Optionee’s employment with the Company or an Eligible Subsidiary, such Options shall nevertheless expire as of the date the Optionee violates any covenant not to compete or other post-employment covenant that exists between the Optionee on the one hand and the Company or any subsidiary of the Company, on the other hand.
(i)    Substantial Corporate Change. Upon a Substantial Corporate Change, the Optionee’s outstanding Options will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the Options, or the substitution for such Options of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Options will continue in the manner and under the terms so provided.

6.Non-Transferability of Option; Term of Option.

(a)Unless the Committee determines otherwise in advance in writing, this Option may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee and/or by his or her duly appointed guardian. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Optionee.

(b)Notwithstanding any other term in this Agreement, this Option may be exercised only prior to the Expiration Date set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

7.Amendment of Option or Plan.

(a)The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. Optionee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Option in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Optionee’s rights hereunder can be made only in an express written contract signed by the Company and the Optionee. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Optionee’s rights under outstanding Options as it deems necessary or advisable, in its sole discretion and without the consent of the Optionee, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Options.
(b) The Optionee acknowledges and agrees that if the Optionee changes classification from a full-time employee to a part-time employee the Committee may in its sole discretion (1) reduce or eliminate the Optionee’s unvested Options, and/or (2) extend any vesting schedule to one or more dates that occur on or before the Expiration Date.

8.Tax Obligations.
(a)    Withholding Taxes. Regardless of any action the Company or any Subsidiary employing the Optionee (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains the Optionee’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax Related Items. Further, if Optionee is subject to tax in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and/or the Employer. In this regard, the Optionee authorizes the Company and the Employer, or either of them, in such entity’s sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Optionee (with respect to the Option granted hereunder as well as any equity awards previously received by the Optionee under any Company stock plan) by one or a combination of the following: (i) requiring the Optionee to pay Tax-Related Items in cash with a cashier’s check or certified check or by wire transfer of immediately available funds; (ii) withholding cash from the Optionee’s wages or other compensation payable to the Optionee by the Company and/or the Employer; (iii) accepting from the Optionee the delivery of unencumbered Shares; (iv) withholding from the proceeds of a broker-dealer sale and remittance procedure as described in Section 4(b) above; or (v) withholding in Shares otherwise issuable to the Optionee, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment) using the Fair Market Value of the Shares on the date of the relevant taxable event. Optionee shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Shares that are not satisfied by any of the means previously described. For the avoidance of doubt, in no event will the Company and/or the Employer withhold more than the minimum amount of Tax Related Items required by law (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment), nor shall any Optionee have the right to require the Company and/or the Employer to withhold more than such amount. The Company may refuse to honor the exercise and refuse to deliver the Shares to the Optionee if the Optionee fails to comply with Optionee’s obligations in connection with the Tax Related Items as described in this Section.

(b)    Code Section 409A. Payments made pursuant to this Plan and the Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Options granted to Optionees who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the Options shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Options granted thereunder. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Optionee by Section 409A, and the Optionee shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

9.Rights as Shareholder. Until all requirements for exercise of the Option pursuant to the terms of this Agreement and the Plan have been satisfied, the Optionee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

10.No Employment Contract. Nothing in the Plan or this Agreement constitutes an employment contract between the Company and the Optionee and this Agreement shall not confer upon the Optionee any right to continuation of employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries right to terminate the Optionee’s employment at any time, with or without cause (subject to any employment agreement an Optionee may otherwise have with the Company or a Subsidiary thereof and/or applicable law).

11.Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Options have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Optionee, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether optionees are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

12.Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the Option for construction and interpretation.

13.Electronic Delivery.
(a)    If the Optionee executes this Agreement electronically, for the avoidance of doubt Optionee acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Optionee acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.
(b)    If the Optionee executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.
(c)    If Optionee executes this Agreement multiple times (for example, if the Optionee first executes this Agreement in electronic form and subsequently executes the Agreement in paper form), the Optionee acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single grant of Options relating to the number of Shares set forth in the Notice of Stock Option Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.
(d)    The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Optionee pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Optionee hereby consents to receive such documents by electronic delivery. At the Optionee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Optionee.

14. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in the Company’s Amended 1998 Plan.
Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan and/or the Amended 1998 Plan. Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and/or the Amended 1998 Plan, that these recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan and/or in the Amended 1998 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option or any other option or other entitlement to Shares.

Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and/or the Amended 1998 Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Optionee understands that Optionee is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, his or her employment status or service and career with his or her employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee's consent is that the Company would not be able to grant Options or other equity awards to Optionee or to administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing such consent may affect his or her ability to participate in the Plan and/or the Amended 1998 Plan. In addition, Optionee understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding Optionee’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

15.Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the Option or hereunder, or the rights, duties or liabilities created hereby.

16.Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

17.Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to this Option, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware, and no other courts; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. Any claim under the Plan, this Agreement or any Award must be commenced by Optionee within twelve (12) months of the earliest date on which Optionee’s claim first arises, or Optionee’s cause of action accrues, or such claim will be deemed waived by Optionee.

18.Nature of Option. In accepting the Option, Optionee acknowledges and agrees that:
    (a) the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, benefits in lieu of options or other equity awards, even if options have been granted repeatedly in the past;
(b) all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;
(c) Optionee’s participation in the Plan is voluntary;
(d) the Option, and the income and value of same, is an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of Optionee’s employment or service contract, if any;

(e) the Option, and the income and value of same, is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;
(f)    unless otherwise agreed with the Company, the Option, and the income and value of same, are not granted as consideration for, or in connection with, any service Optionee may provide as a director of any Subsidiary;
(g) the Option and Optionee’s participation in the Plan shall not be interpreted to form an employment or service contract with the Company or any Subsidiary of the Company;
(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i) if the Shares do not increase in value, the Option will have no value;
(j) if Optionee exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price;
(k) in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or Shares purchased through the exercise of the Option, resulting from termination of Optionee’s employment or continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws of the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any, and whether or not later found to be invalid) and in consideration of the grant of the Option, Optionee irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing/electronically accepting the Agreement, Optionee shall be deemed irrevocably to have waived Optionee’s entitlement to pursue or seek remedy for any such claim;
(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares; and
(m) Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.

19. Language. If Optionee has received this Agreement, the Plan or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.
20. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
21. Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other participant.

22. Insider Trading/Market Abuse Laws. Optionee acknowledges that, depending on Optionee's country, Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or exercise Options under the Plan during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in Optionee's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Optionee is advised to consult with his or her own personal legal and financial advisors on this matter.

23. Addendum. The Option shall be subject to the special terms and provisions (if any) set forth in the Addendum A to this Agreement for Optionee’s country of residence. Moreover, if Optionee relocates to one of the countries included in the Addendum A, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Option. Addendum A constitutes part of this Agreement. In addition, the Company reserves the right to impose other requirements on the Option and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Recoupment. The Options granted pursuant to this Agreement are subject to the terms of the Danaher Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) (the “Policy”) if and to the extent such Policy by its terms applies to the Options, and to the terms required by applicable law; and the terms of the Policy and such applicable law are incorporated by reference herein and made a part hereof.
25. Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Optionee regarding certain events relating to awards that the Optionee may have received or may in the future receive under the 1998 Plan and/or the Plan, such as notices reminding Optionee of the vesting or expiration date of certain awards. Optionee acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Optionee the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Optionee has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Optionee as a result of the Company’s failure to provide any such notices or Optionee’s failure to receive any such notices.

26. Consent and Agreement With Respect to Plans. Optionee (1) acknowledges that the Plan and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts this Option subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2007 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

In addition, in consideration of the Option and by signing/electronically accepting this Agreement, the Optionee agrees as follows with respect to any stock options or restricted stock units held by Optionee that were previously granted under the Company’s 1998 Stock Option Plan as it has existed from time to time: the Optionee (1) acknowledges that the Company’s Board of Directors approved an amended version of the 1998 Stock Option Plan in July 2009 and that the amended version of the 1998 Stock Option Plan (the “Amended 1998 Plan”) and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read the Amended 1998 Plan and the prospectus relating thereto and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice and fully understands all provisions of the Amended 1998 Plan; (3) consents and agrees to the Amended 1998 Plan (and for the avoidance of doubt consents and agrees to each amended term reflected in the Amended 1998 Plan); (4) consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the 1998 Stock Option Plan as it has existed from time to time are now governed by the Amended 1998 Plan as in effect on the date of this Agreement; and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Amended 1998 Plan. Optionee further agrees to notify the Company upon any change in his or her residence address.

[If the Agreement is signed in paper form, complete and execute the following:]

OPTIONEE	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

ADDENDUM A
This Addendum includes additional terms and conditions that govern the Option granted to Optionee if Optionee works and/or resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Notice of Stock Option Grant, the Agreement or the Plan.
This Addendum may also include information regarding exchange controls and certain other issues of which Optionee should be aware with respect to Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws concerning Options in effect as of April 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information noted herein as the only source of information relating to the consequences of Optionee’s participation in the Plan as the information may be out of date at the time Optionee exercises the Option or sells Shares acquired under the Plan.
In addition, this Addendum is general in nature and may not apply to Optionee’s particular situation, and the Company is not in a position to assure Optionee of any particular result. Accordingly, Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country apply to Optionee’s specific situation.
If Optionee is a citizen of a country other than the one in which Optionee is currently working, transfers employment and/or residency after the Option was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Optionee in the same manner.

PARTICIPANTS IN AUSTRALIA, CZECH REPUBLIC, GERMANY, HUNGARY, IRELAND, NEW ZEALAND, SLOVAKIA AND THE UNITED KINGDOM

Sections 5(e) and (f) of this Agreement, (Early Retirement and Normal Retirement, respectively), shall not apply to any Participant who as of the Date of Grant is on permanent, non-temporary assignment in Australia, the Czech Republic, Germany, Hungary, Ireland, New Zealand, Slovakia or the United Kingdom. Instead, the provisions of Section 5(a) (General), shall apply, notwithstanding the provisions therein regarding Early Retirement and Normal Retirement to the contrary.
PARTICIPANTS IN AUSTRIA, BELGIUM, DENMARK, FINLAND, FRANCE, ITALY, THE NETHERLANDS, POLAND, SLOVENIA, SPAIN AND SWEDEN
Section 5(e) of this Agreement (regarding Early Retirement) shall not apply to any Participant who as of the Date of Grant is on permanent, non-temporary assignment in Austria, Belgium, Denmark, Finland, France, Italy, the Netherlands, Poland, Slovenia, Spain or Sweden (collectively, the “Statutory Retirement Age Countries”). Instead, the provisions of Section 5(a) (General), shall apply, notwithstanding the provisions therein regarding Early Retirement to the contrary.
For purposes of applying the Plan and Section 5(f) of this Agreement (regarding Normal Retirement) to any Participant who as of the Date of Grant is on permanent, non-temporary assignment in any of the Statutory Retirement Age Countries, the definition of "Normal Retirement" set forth in the Plan shall not apply and instead "Normal Retirement" shall mean such Participant's attainment of the statutory retirement age in the jurisdiction in which the Participant is on permanent, non-temporary assignment as of the Date of Grant. In the absence of a statutory retirement age in such jurisdiction, "Normal Retirement" shall mean attainment of the customary age for retirement in such jurisdiction.

Notwithstanding the foregoing, in the event that subsequent to the Date of Grant such a Participant works in a jurisdiction other than in the jurisdiction in which the Participant was on permanent, non-temporary assignment as of the Date of Grant, if required to comply with applicable law, the Committee shall have sole and absolute discretion to instead apply to such Participant the retirement provisions of this Agreement that are applicable in such other jurisdiction.
OPTIONEES IN CHINA AND ITALY
Method of Exercise
Optionee acknowledges that due to regulatory requirements, and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, Optionees residing in mainland China and Italy will be restricted to the cashless sell-all method of exercise with respect to their Options. To complete a cashless sell-all exercise, Optionee understands that Optionee needs to instruct the broker to: (i) sell all of the purchased Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise, cashless sell-to-cover exercise or any other method of exercise and payment deemed appropriate by the Company.
OPTIONEES IN ARGENTINA
Securities Law Notice
Optionee understands that neither the grant of the Option nor the purchase of Shares constitute a public offering as defined by the Law N° 17,811, or any other Argentine law. The offering of the Option is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.
Labor Law Acknowledgement
Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, Optionee acknowledges that the grant is made by the Company on behalf of Optionee’s local employer.

Exchange Control Notice

Under current exchange control laws in Argentina, the Optionee is not permitted to purchase and remit foreign currency out of Argentina for the purpose of acquiring foreign securities (including Shares). Therefore, Optionee will not be able to pay the Exercise Price by remitting funds out of Argentina. The Optionee may pay the Exercise Price with funds he or she has outside of Argentina or by delivery of irrevocable instructions to a broker to sell some or all of the Shares subject to the exercised portion of the Option and deliver promptly to the Company the amount of sale proceeds to pay the Exercise Price.

If the Optionee transfers proceeds from the sale of Shares or any cash dividends paid on such Shares into Argentina within 10 days of receipt (i.e., if the proceeds have not been held in the offshore bank or brokerage account for at least 10 days prior to transfer), the Optionee will be required to deposit 30% of the proceeds into a non-interest bearing account in Argentina for 365 days. The Argentine bank handling the transaction may request certain documentation in connection with the Optionee’s request to transfer proceeds into Argentina, including evidence of the sale or dividend payment and proof that no funds were remitted out of Argentina to acquire the Shares. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that 30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

Optionee is solely responsible for complying with any exchange control laws that may apply to the Optionee as a result of participation in the Plan, the exercise of the Option and/or the transfer of funds in connection with the Option. Optionee should consult his or her local bank and/or exchange control advisor to confirm the exchange control rules and required documentation for an transfer of funds into Argentina.
Foreign Asset Reporting Notice
If Optionee holds Shares as of December 31 of any year, Optionee is required to report the holding of the Shares on his or her personal tax return for the relevant year. In addition, certain periodic reporting obligations also apply; specifically, when Optionee acquires, sells, transfers or otherwise disposes of Shares on or after January 1, 2012, Optionee must register the transaction with the Federal Tax Administration.
OPTIONEES IN AUSTRALIA
Securities Law Notice
If Optionee acquires Shares pursuant to the exercise of Options and offers his or her Shares for sale to a person or entity resident in Australia, Optionee’s offer may be subject to disclosure requirements under Australian law. Optionee should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Exchange Control Notice
Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for the Optionee. If there is no Australian bank involved in the transfer, the Optionee will be responsible for filing the report.
OPTIONEES IN AUSTRIA
Exchange Control Notice
If the Optionee holds Shares acquired under the Plan outside of Austria, the Optionee must submit a report to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares as of any given quarter meets or exceeds €30,000,000; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter and (ii) on an annual basis if the value of the shares as of December 31 meets or exceeds €5,000,000; the deadline for filing the annual report is January 31 of the following year.
When the Optionee sells Shares acquired under the Plan, the Optionee may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
OPTIONEES IN BELGIUM
Terms and Conditions
Options granted to Optionees in Belgium shall not be accepted by Optionee earlier than the 61st day following the Offer Date. The Offer Date is the date on which the Company notifies Optionee of the material terms and conditions of the Option grant. Any acceptance given by Optionee before the 61st day following the grant date shall be null and void.

Tax Reporting Information
The Optionee is required to report any taxable income attributable to this Option on his or her annual tax return. The Optionee also is required to report any security or bank accounts opened and maintained outside of Belgium on his or her annual tax return. In a separate report, Optionee is required to provide the National Bank of Belgium with the details of any such foreign accounts
OPTIONEES IN BRAZIL
Compliance with Law
By accepting the Option, the Optionee acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.
Exchange Control Notice
If the Optionee holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.
Securities Law Notice
The Optionee and the securities acquired under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, the CVM). Therefore, the Option and the securities acquired upon exercise of the Option will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulation
OPTIONEES IN CANADA
Consent to Receive Information in English for Optionees in Quebec
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.
Les parties reconnaissent avoir exigé la rédaction en anglais du présent Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite au présent Contrat.

Data Privacy
Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Optionee further authorizes the Company and its Subsidiaries and affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. Optionee further authorizes the Company and its Subsidiaries and affiliates to record such information and to keep such information in his or her employee file.
Securities Law Notice
The Optionee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.
Foreign Assets Reporting Information
The Optionee is required to report any foreign property (including Options and Shares) annually on Form T1135 (Foreign Income Verification Statement) if the total value of the Optionee’s foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year. It is Optionee's responsibility to comply with applicable reporting obligations.
OPTIONEES IN CHILE
Exchange Control Notice and Tax Reporting Information
The Optionee must comply with the exchange control and tax reporting requirements in Chile in connection with the acquisition and sale of Shares acquired pursuant to the Plan.
If the Optionee pays the Exercise Price in cash or check and remits funds in excess of US$10,000 out of Chile, the remittance must be made through the Formal Exchange Market (“FEM,” i.e., a commercial bank or registered foreign exchange office).
If the Optionee pays the Exercise Price under a cashless exercise program implemented by the Company in connection with the Plan, and the aggregate value of the Exercise Price exceeds US$10,000, a report must be filed with the Central Bank within 10 days of the exercise date.
If the Optionee repatriates to Chile sale proceeds from Shares that were purchased by funds that were required to be transferred out of Chile through the FEM or if the amount of sale proceeds repatriated to Chile exceeds US$10,000, he or she must use the FEM for transferring the proceeds into Chile.
If the Optionee’s aggregate investments held outside of Chile exceed US$5,000,000 (including the investments made under the Plan), the Optionee must report the status of such investments annually to the Central Bank, using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.
If the Optionee holds Shares acquired under the Plan, the Optionee must report the details of these investments on annual basis to the Chilean Internal Revenue Service (“CIRS”) by filing Tax Form 1851, “Annual Sworn Statement Regarding Investments Held Abroad.” Furthermore, if the Optionee wishes to receive credit against his or her Chilean income taxes for taxes paid abroad, the Optionee must report the payment of taxes abroad to the CIRS by filing Tax Form 1853, “Annual Sworn Statement Regarding Credits for Taxes Paid

Abroad.” These statements must be submitted electronically through the CIRS website (www.sii.cl) before March 15 of each year.
Securities Law Notice
The offer of the Options constitutes a private offering in Chile effective as of the date of grant. The offer of Options is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS. Given that the Options and underlying Shares are not registered in Chile, the Company is not required to provide public information about the Options or the Shares in Chile. Unless the Options and/or the Shares are registered with the
SVS, a public offering of such securities cannot be made in Chile.
OPTIONEES IN CHINA
Terms and Conditions - Exchange Control Restrictions Applicable to Optionees who are PRC Nationals
Optionee understands that, except as otherwise provided herein, his or her Options can be exercised only by means of the cashless sell-all method, under which all Shares underlying the option are immediately sold upon exercise.
In addition, Optionee understands and agrees that, pursuant to local exchange control requirements, Optionee is required to repatriate the cash proceeds from the cashless sell-all method of exercise of options, (i.e., the sale proceeds less the Exercise Price and any administrative fees). Optionee agrees that the Company is authorized to instruct its designated broker to assist with the immediate sale of such shares (on Optionee’s behalf pursuant to this authorization), and Optionee expressly authorizes such broker to complete the sale of such shares. Optionee acknowledges that the Company’s broker is under no obligation to arrange for the sale of the shares at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
In addition, Optionee understands and agrees that the cash proceeds from the exercise of his or her Options, (i.e., the proceeds of the sale of the shares underlying the Options, less the Exercise Price and any administrative fees) will be repatriated to China. Optionee further understands that, under local law, such repatriation of the cash proceeds may be effectuated through a special foreign exchange control account to be approved by the local foreign exchange administration, and Optionee hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan, net of the Exercise Price and administrative fees, may be transferred to such special account prior to being delivered to Optionee. The proceeds, net of Tax-Related Items, may be paid to Optionee in U.S. Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Optionee in U.S. Dollars, Optionee understands that he or she will be required to set up a U.S. Dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. In addition, Optionee understands and agrees that Optionee will be responsible for converting the proceeds into Renminbi Yuan at Optionee’s expense.
If the proceeds are paid to Optionee in local currency, Optionee agrees to bear any currency fluctuation risk between the time the shares are sold and the time the sale proceeds are distributed through any such special exchange account.
Exchange Control Notice Applicable to Optionees in the PRC

Optionee understands that exchange control restrictions may limit Optionee’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. Optionee should confirm the procedures and requirements for withdrawals and conversions of foreign currency with his or her local bank prior to option exercise. Optionee agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the Peoples’ Republic of China.

Foreign Asset Reporting Information

PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Optionee may be subject to reporting obligations for the Shares or awards acquired under the Plan and Plan-related transactions. It is Optionee's responsibility to comply with this reporting obligation and Optionee should consult his/her personal tax advisor in this regard.
OPTIONEES IN COLOMBIA
Labor Law Acknowledgement The following provision supplements Section 10 of the Award Agreement:
Optionee acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan, the Option, the underlying Shares, and any other amounts or payments granted or realized from participation in the Plan do not constitute a component of Optionee's “salary” for any purpose. legal purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions or any other labor-related amount which may be payable.
Exchange Control Notice
Investment and assets (such as Shares) held abroad must be registered with the Central Bank (Banco de la Republica) if the value of Optionee’s aggregate investments and assets abroad (as of December 31 of the relevant fiscal year) equals or exceeds US$500,000.
If funds are remitted from Colombia through an authorized local financial institution, the authorized financial institution will automatically register the investment.
If the Optionee does not remit funds through an authorized financial institution when exercising his or her Option because a partial cashless exercise method is used (selling only enough Shares to cover the Grant Price and any brokerage fees), then the Optionee must register the investment him- or herself if the accumulated financial investments the Optionee holds abroad at the year-end are equal to or exceed the equivalent of US$500,000. The Optionee must register by filing a Form No. 11 and submitting it to Señores, Banco de la República, Atn: Jefe Sección Inversiones, Departamento de Cambios Internacionales, Carrera 7 No. 14 - 18, Bogotá, Colombia by June 30 of the following year.
If the Optionee uses the cashless sell-all method of exercise, then no registration is required because no funds are remitted from Colombia and no shares are held abroad.
In addition, when Optionee sells or otherwise disposes of any Shares acquired under the Plan, Optionee may either choose to keep the resulting sums abroad, or to repatriate them to Colombia. If Optionee chooses to repatriate funds to Colombia and Optionee has not registered his or her investment with Banco de la República, Optionee will need to file with Banco de la República Form No. 5 upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction. If Optionee has registered his or her investment with Banco de la República, then Optionee will need to file with Banco de la República

Form No. 4 upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction.
Optionee should consult his/her personal legal advisor to ensure compliance with applicable Colombian exchange control regulations.
OPTIONEES IN CZECH REPUBLIC
Exchange Control Notice
Upon request of the Czech National Bank (the “CNB”), Optionee may need to report the following to the CNB: foreign direct investments, financial credits from abroad, investment in foreign securities and associated collection and payments (Shares and proceeds from the sale of Shares may be included in this reporting requirement). Optionee may need to report the following even in the absence of a request from the CNB: foreign direct investments with a value of CZK 2,500,000 or more in the aggregate or other foreign financial assets with a value of CZK 200,000,000 or more.
Because exchange control regulations change frequently and without notice, Optionee should consult his or her personal legal advisor prior to the sale of Shares to ensure compliance with current regulations. It is Optionee’s responsibility to comply with Czech exchange control laws, and neither the Company nor any Parent or Subsidiary will be liable for any resulting fines or penalties.
OPTIONEES IN DENMARK
Danish Stock Option Act
By accepting this Award, the Optionee acknowledges that he or she has received a Danish translation of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.
Exchange Control Notice
The establishment of an account holding Shares or an account holding cash outside Denmark must be reported to the Danish Tax Administration. The form which should be used in this respect may be obtained from a local bank. (Please note that these obligations are separate from and in addition to the securities/tax reporting obligations described below.)
Securities/Tax Reporting Notice
If Optionee holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, Optionee is required to inform the Danish Tax Administration about the account. For this purpose, Optionee must file a Form V (Erklaering V) with the Danish Tax Administration. Both Optionee and the bank/broker must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year and not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage account and Shares deposited therein to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form V, Optionee authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.
In addition, if Optionee opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, Optionee is also required to inform the Danish Tax Administration about this account. To do so, Optionee must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by Optionee and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year and not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of Optionee’s annual income tax return. By signing the Form K, Optionee authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.
OPTIONEES IN FINLAND
There are no country specific provisions.
OPTIONEES IN FRANCE
Consent to Receive Information in English
By accepting the Options, Optionee confirms having read and understood the Plan, the Notice of Grant, the Agreement and this Addendum, including all terms and conditions included therein, which were provided in the English language. Optionee accepts the terms of those documents accordingly.
Consentement afin de Recevoir des Informations en Anglais
En acceptant les Options d'Achat d'Actions, le Bénéficiaire confirme qu’il ou elle a lu et compris le Plan, la Notification d’Attribution, le Contrat et les présentes Annexes, en ce compris tous les termes et conditions y relatifs, qui sont fournis en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.
Exchange Control Notice
If the Optionee holds Shares outside of France or maintains a foreign bank account, he or she is required to report the maintenance of such to the French tax authorities when filing his or her annual tax return.
OPTIONEES IN GERMANY
Exchange Control Notice
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Optionee is responsible for making this report.
Optionee also must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.

OPTIONEES IN HONG KONG
Terms and Conditions
This provision supplements Section 3 of the Agreement:
If, for any reason, the Option vests and becomes exercisable and the Option is exercised and Shares are issued to the Optionee within six months of the date of grant, the Optionee agrees that he or she will not dispose of any such Shares prior to the six-month anniversary of the Date of Grant.
Securities Law Notice
WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Optionee is advised to exercise caution in relation to the offer. If Optionee is in any doubt about any of the contents of this document, Optionee should obtain independent professional advice. Neither the offer of Options nor the issuance of Shares upon exercise of the Options constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. The Agreement, including this Addendum, the Plan and other incidental communication materials distributed in connection with the Options (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its subsidiaries and may not be distributed to any other person.
OPTIONEES IN HUNGARY
There are no country specific provisions.
OPTIONEES IN INDIA
Exchange Control Notice
To the extent required by law, Optionee must repatriate to India foreign currency that is due or has accrued (either by way of dividend or sales proceeds) and convert such amounts to local currency within a reasonable period of time (but not later than 90 days after receipt). If required by law, Optionee also must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where Optionee deposited the foreign currency and Optionee must deliver a copy of the FIRC to the Employer.
Because exchange control regulations can change frequently and without notice, Optionee should consult his or her personal legal advisor before selling Shares to ensure compliance with current regulations. It is Optionee’s responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Optionee’s failure to comply with applicable local laws.
Foreign Assets Reporting Information
The Optionee is required to declare foreign bank accounts and any foreign financial assets (including Shares held outside India) in his or her annual tax return. It is the Optionee’s responsibility to comply with this reporting obligation and the Optionee should consult with his or her personal tax advisor in this regard.

OPTIONEES IN IRELAND
Director Notification
If Optionee is a director, shadow director A shadow director is an individual who is not on the board of directors of the Company or the Irish Subsidiary or Affiliate but who has sufficient control so that the board of directors of the Company or the Irish Subsidiary or Affiliate, as applicable, acts in accordance with the directions and instructions of the individual. or secretary of an Irish Subsidiary of the Company, he or she is subject to certain notification requirements under Section 53 of the Companies Act, 1990. He or she must notify the Irish Subsidiary or affiliate of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Option, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies to any rights acquired by Optionee’s spouse or minor children (under the age of 18).
There are pending changes to this notification requirement which, if implemented, will limit this notification requirement to interests exceeding 1% of the Company. Optionee should consult Optionee's personal legal advisor as to whether or not this notification requirement applies to him or her.
OPTIONEES IN ITALY
Data Privacy
This provision replaces the data privacy section in the Agreement:
Optionee understands that the Company and his or her employer, as the Privacy Representative of the Company in Italy, may hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company or its Subsidiaries, affiliates or joint ventures details of all Awards or any other entitlement to shares of common stock awarded, canceled, vested, unvested or outstanding in Optionee’s favor, and that the Company and his employer will process said data and other data lawfully received from a third party (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation.
Optionee also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that his denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect his ability to participate in the Plan. The Controller of personal data processing is Danaher Corporation, with registered offices at 2200 Pennsylvania Avenue, N.W. Suite 800W, Washington, DC 20037.
Optionee understands that Personal Data will not be publicized, but it may be accessible by Optionee’s employer and within the employer’s organization by its internal and external personnel in charge of processing, and by the data processor, if appointed. The updated list of processors and of the subjects to which Personal Data are communicated will remain available upon request at Optionee’s employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. Optionee further understands that the Company or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom he or she may elect to deposit any shares acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Optionee’s consent thereto as the it is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Optionee understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, Optionee has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not; access and verify its contents, origin and accuracy; delete, update, integrate or correct Personal Data; or block or stop, for legitimate reason, Personal Data processing. To exercise privacy rights, Optionee should contact his or her employer. Furthermore, Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Optionee’s employer human resources department.
Plan Document Acknowledgement
In accepting the Option, Optionee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.
Optionee further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Agreement: Tax Obligations; No Employment Contract; Nature of Grant; Language; Governing Law and Venue; and the Data Privacy paragraph included in this Addendum.
Foreign Asset Reporting Information
Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
OPTIONEES IN JAPAN
Exchange Control Notice
If the Optionee acquires Shares valued at more than ¥100,000,000 in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.

In addition, if the Optionee pays more than ¥30,000,000 in a single transaction for the purchase of shares when the Optionee exercises the Option, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.
A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that the Optionee pays upon a one-time transaction for exercising the Option and purchasing shares exceeds ¥100,000,000, then the Optionee must file both a Payment Report and a Securities Acquisition Report.
Foreign Assets Reporting Information
The Optionee will be required to report details of any assets held outside of Japan as of December 31st (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. The Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Optionee and whether the Optionee will be required to include details of any outstanding Option or Shares held by the Optionee in the report.
OPTIONEES IN KOREA
Exchange Control Notice
Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the sale proceeds back to Korea within eighteen months of the sale.
If Optionee remits funds to purchase Shares, the remittance must be “confirmed” by a foreign exchange bank in Korea. To receive the confirmation, Optionee should submit the following to the foreign exchange bank: (i) a prescribed form application; (ii) the Agreement, Notice of Stock Option Gant and any other Plan documents received; and (iii) certificate of employment with the local employer. Optionee should check with the bank to determine whether there are any additional requirements.
Foreign Asset Reporting Information
Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) based in foreign countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Optionee should consult with Optionee's personal tax advisor for additional information about this reporting obligation, including whether or not there is an applicable inter-governmental agreement between Korea and the U.S. (or any other country where Optionee may hold any Shares or cash acquired in connection with the Plan.
OPTIONEES IN MEXICO
Labor Law Acknowledgement
These provisions supplement the labor law acknowledgement contained in the Agreement:

By accepting the Options, Optionee acknowledges that he or she understands and agrees that: (i) the Option is not related to the salary and other contractual benefits granted to Optionee by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement
The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037, United States of America, is solely responsible for the administration of the Plan and participation in the Plan and, in Optionee’ case, the acquisition of Shares does not, in any way establish an employment relationship between Optionee and the Company since Optionee is participating in the Plan on a wholly commercial basis and the sole employer is the Subsidiary employing Optionee, as applicable, nor does it establish any rights between Optionee and the Employer.
Plan Document Acknowledgment
By accepting the Option grant, Optionee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, Optionee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of Grant, Section 18 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the Shares underlying the Option.
Finally, Optionee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral
Estas disposiciones complementan el reconocimiento de la ley laboral contenida en el Acuerdo:
Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que: (i) la Opción no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al que tiene la opción por parte del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.
Declaración de Política
La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037, United States of America, es la única responsable de la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial y el único patrón es la Subsidiaria que esta contratando al que tiene la opción, en caso de ser aplicable, así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.
Reconocimiento del Plan de Documentos
Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Naturaleza del Otorgamiento, Apartado 15 del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la Opción.
Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
OPTIONEES IN THE NETHERLANDS
Labor Law Acknowledgment
By accepting the Option, Optionee acknowledges that: (i) the Option is intended as an incentive for the Optionee to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Option is not intended to replace any pension rights or compensation.

OPTIONEES IN NEW ZEALAND
Securities Law Notice
In compliance with New Zealand securities laws, the Optionee is hereby notified that the following information is available for review in connection with the offer to purchase Shares under the Plan:

(i)	the Agreement, including this Appendix, which together with the Plan sets forth the terms and conditions of participation in the Plan;

(ii)	a copy of the Company’s most recent annual return (i.e., Form 10-K) and most recent financial reports; and

(iii)	a copy of the Plan and a description of the Plan (the “Description”) (i.e., the Company’s Form S-8 Plan Prospectus under the U.S. Securities Act of 1933, as amended); the Company will provide any attachments or documents incorporated by reference into the Description upon written request.
The Optionee may request copies of the documents described above by contacting Danaher’s corporate legal department using the contact details provided on www.danaher.com. The documents incorporated by reference into the Description are updated periodically. The Optionee understands that should he or she request copies of the documents incorporated by reference into the Description, the Company will provide the Optionee with the most recent documents incorporated by reference.
Warning Statement
Optionee is being offered an Option to purchase Shares in the Company. Exercise of the Option will give Optionee a stake in the ownership of the Company. Optionee may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, Optionee will be paid only after all creditors (and holders of preference shares) have been paid. Optionee may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This requires those offering financial products to have disclosure information that is important for investors to make an informed decision.
The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, Optionee may not be given all of the information usually required. Optionee will also have fewer other legal protections for this investment.
Ask questions, read all documents carefully, and seek independent financial advice before committing to this investment.
The Shares are quoted. The Company intends to quote the Shares on the New York Stock Exchange. This means Optionee may be able to sell them on the New York Stock Exchange if there are interested buyers. Optionee may get less than he or she invested. The price will depend on the demand for the Shares
OPTIONEES IN NORWAY
There are no country specific provisions.
OPTIONEES IN POLAND
Exchange Control Notice
Polish residents holding foreign securities (including Shares) abroad must report information to the National Bank of Poland on transactions and balances of the securities deposited in such accounts if the value of such transactions or balances (calculated individually or together with other assets or liabilities held abroad) exceeds PLN 7,000,000. If required, the reports are due on a quarterly basis. Polish residents are also required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). Further, upon the request of a Polish bank, Polish residents are required to inform the bank about all foreign exchange transactions performed through such bank. Optionee should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.

OPTIONEES IN ROMANIA
Exchange Control Notice
If Optionee deposits the proceeds from the sale of Shares issued to him or her at exercise and settlement of the Shares in a bank account in Romania, Optionee may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.
Optionee should consult his or her personal advisor to determine whether Optionee will be required to submit such documentation to the Romanian bank.
OPTIONEES IN RUSSIA
Exchange Control Notice
If Optionee remits funds out of Russia to purchase Shares, the funds must be remitted from a foreign currency account in Optionee’s name at an authorized bank in Russia. This requirement does not apply if Optionee uses a cashless exercise such that all or part of the shares subject to the Option will be sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the Option Exercise Price for the purchased shares and any withholding taxes because, in this case, there is no remittance of funds out of Russia.
Upon the sale of the Shares, the Company agrees to provide Optionee the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If Optionee is a Russian national employee, Optionee may hold the cash proceeds in the brokerage account in the US for an indefinite period of time (e.g., for subsequent reinvestment). However, the cash proceeds must be remitted immediately to Optionee's bank account in Russia when the proceeds are released to Optionee. The sale proceeds must be initially credited to Optionee through a foreign currency account opened in Optionee’s name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year. Dividends (but not dividend equivalents) may be held in a foreign currency account at a foreign individual bank account opened in certain countries (including the United States).
Securities Law Notice
Optionee acknowledges that the Agreement, the grant of the Option, the Plan and all other materials Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Optionee acknowledges that he or she may hold Shares issued upon exercise of the Option in Optionee’s account with the Company’s third party administrator in the U.S. However, in no event will Shares issued to Optionee under the Plan be delivered to Optionee in Russia.
Optionee is not permitted to sell shares acquired under the Plan directly to a Russian legal entity or resident.

Data Privacy. This data privacy consent replaces the data privacy section of the Agreement:

1.Purposes for processing of the Personal Data		1. Цели обработки Персональных данных
1.1.	Granting to the Optionee restricted share units or rights to purchase shares of common stock.	1.1.	Предоставление Субъектам персональных данных ограниченных прав на акции (RSU) или прав покупки обыкновенных акций.
1.2.	Compliance with the effective Russian Federation laws;	1.2.	Соблюдение действующего законодательства Российской Федерации;
2.The Optionee hereby grants consent to processing of the personal data listed below		2. Субъект персональных данных настоящим дает согласие на обработку перечисленных ниже персональных данных
2.1.	Last name, first name, patronymic, year, month, date and place of birth, gender, age, address, citizenship, information on education, contact details (home address(es), direct office, home and mobile telephone numbers, e-mail address, etc.), photographs;	2.1.
Фамилия, имя, отчество, год, месяц, дата и место рождения, пол, возраст, адрес, гражданство, сведения об образовании, контактная информация (домашний(е) адрес(а), номера прямого офисного, домашнего и мобильного телефонов, адрес электронной почты и др.), фотографии;

2.2.	Information contained in personal identification documents (including passport details), tax identification number and number of the State Pension Insurance Certificate, including photocopies of passports, visas, work permits, drivers licenses, other personal documents;	2.2.
Сведения, содержащиеся в документах, удостоверяющих личность, в том числе паспортные данные, ИНН и номер страхового свидетельства государственного пенсионного страхования, в том числе фотокопии паспортов, виз, разрешений на работу, водительских удостоверений, других личных документов;

2.3.	Information on employment, including the list of duties, information on the current and former employers, information on promotions, disciplinary sanctions, transfer to other position / work, etc.;	2.3.
Информация о трудовой деятельности, включая должностные обязанности, информация о текущем и прежних работодателях, сведения о повышениях, дисциплинарных взысканиях, переводах на другую должность/работу, и т.д.;

2.4.	Information on the Optionee’s salary amount, information on salary changes, on participation in employer benefit plans and programs, on bonuses paid, etc.;	2.4.
Информация о размере заработной платы Субъекта персональных данных, данные об изменении заработной платы, об участии в премиальных системах и программах Работодателя, информация о выплаченных премиях, и т.д.;

2.5.	Information on work time, including hours scheduled for work per week and hours actually worked;	2.5.	Сведения о рабочем времени, включая нормальную продолжительность рабочего времени в неделю и количество фактически отработанного рабочего времени;
2.6.	Information on potential membership of certain categories of employees having rights for guarantees and benefits in accordance with the Russian Federation Labor Code and other effective legislation;	2.6.	Сведения о принадлежности к определенным категориям работников, которым предоставляются гарантии и льготы в соответствии с Трудовым кодексом Российской Федерации и иным действующим законодательством;
2.7.	Information on the Optionee’s tax status (exempt, tax resident status, etc.);	2.7.	Информация о налоговом статусе Субъекта персональных данных (освобождение от уплаты налогов, является ли налоговым резидентом и т.д.);
2.8.	Information on shares of Common Stock or directorships held by the Optionee, details of all awards or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding;	2.8.
Информация об обыкновенных акциях или членстве в совете директоров Субъекта персональных данных, обо всех программах вознаграждения или иных правах на получение обыкновенных акций, которые были предоставлены, аннулированы, исполнены, погашены, непогашены или подлежат выплате.

2.9.	Any other information, which may become necessary to the Company in connection with the purposes specified in Clause 3 above.	2.9.	Любые иные данные, которые могут потребоваться Операторам в связи с осуществлением целей, указанных в п. 3 выше.
the “Personal Data”		далее - «Персональные данные»

3.1.The Optionee hereby consents to performing the following operations with the Personal Data:		3.1. Субъект персональных данных настоящим дает согласие на совершение с Персональными данными перечисленных ниже действий:

3.1.1	processing of the Personal Data, including collection, systematization, accumulation, storage, verification (renewal, modification), use, dissemination (including transfer), impersonalizing, blockage, destruction;	3.1.1.
обработка Персональных данных, включая сбор, систематизацию, накопление, хранение, уточнение (обновление, изменение), использование, распространение (в том числе передача), обезличивание, блокирование, уничтожение персональных данных;

3.1.2	transborder transfer of the Personal Data to îperators located on the territory of foreign states. The Optionee hereby confirms that he was notified of the fact that the recipients of the Personal Data may be located in foreign states that do not ensure adequate protection of rights of personal data subjects;	3.1.2.
трансграничная передача Персональных данных операторам на территории любых иностранных государств. Субъект персональных данных настоящим подтверждает, что он был уведомлен о том, что получатели Персональных данных могут находиться в иностранных государствах, не обеспечивающих адекватной защиты прав субъектов персональных данных;

3.1.3	including Personal Data into generally accessible sources of personal data (including directories, address books and other), placing Personal Data on the Company’s web-sites on the Internet.	3.1.3.	включение Персональных данных в общедоступные источники персональных данных (в том числе справочники, адресные книги и т.п.), размещение Персональных данных на сайтах Операторов в сети Интернет.

3.2.General description of the data processing methods used by the Company		3.2. Общее описание используемых Оператором(ами) способов обработки персональных данных
3.2.1.When processing the Personal Data, the Company undertakes the necessary organizational and technical measures for protecting the Personal Data from unlawful or accidental access to them, from destruction, change, blockage, copying, dissemination of Personal Data, as well as from other unlawful actions.

3.2.1. При обработке Персональных данных Операторы принимают необходимые организационные и технические меры для защиты Персональных данных от неправомерного или случайного доступа к ним, уничтожения, изменения, блокирования, копирования, распространения Персональных данных, а также от иных неправомерных действий.

3.2.2.Processing of the Personal Data by the Company shall be performed using the data processing methods that ensure confidentiality of the Personal Data, except where: (1) Personal Data is impersonalized; and (2) in relation to publicly available Personal Data; and in compliance with the established requirements to ensuring the security of personal data, the requirements to the tangible media of biometric personal data and to the technologies for storage of such data outside personal data information systems in accordance with the effective legislation.

3.2.2. Обработка Персональных данных Операторами осуществляется при помощи способов, обеспечивающих конфиденциальность таких данных, за исключением следующих случаев: (1) в случае обезличивания Персональных данных; (2) в отношении общедоступных Персональных данных; и при соблюдении установленных требований к обеспечению безопасности персональных данных, требований к материальным носителям биометрических персональных данных и технологиям хранения таких данных вне информационных систем персональных данных в соответствии с действующим законодательством.

4.Term, revocation procedure		4. Срок, порядок отзыва
This Statement of Consent is valid for an indefinite term. The Optionee may revoke this consent by sending to Company a written notice at least ninety (90) days in advance of the proposed consent revocation date. The Optionee agrees that during the specified notice period the Company is not obliged to cease processing of personal data or to destroy the personal data of the Optionee.

Настоящее согласие действует в течение неопределенного срока. Субъект персональных данных может отозвать настоящее согласие путем направления Оператору(ам) письменного(ых) уведомления(ий) не менее чем за 90 (девяносто) дней до предполагаемой даты отзыва настоящего согласия. Субъект персональных данных соглашается на то, что в течение указанного срока Оператор(ы) не обязан(ы) прекращать обработку персональных данных и уничтожать персональные данные Субъекта персональных данных.

OPTIONEES IN SINGAPORE
Securities Law Notice
The grant of the Option is being made on a private basis and is, therefore, exempt from registration in Singapore.

Chief Executive Officer and Director Notification Requirement
If Optionee is a the Chief Executive Officer or director of a Singapore Subsidiary of the Company, Optionee must notify the Singapore Subsidiary in writing of an interest (e.g., Options, Shares) in the Company or any Subsidiary within two days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon exercise of Options or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO / a director.
OPTIONEES IN SLOVAK REPUBLIC
Foreign Assets Reporting Information
If the Optionee permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Optionee will be obligated to report his or her foreign assets (including any foreign securities) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.
OPTIONEES IN SLOVENIA
There are no country-specific provisions.

OPTIONEES IN SOUTH AFRICA

Withholding Taxes. The following provision supplements Section 8(a) of the Agreement.
By accepting the Option, the Optionee agrees to notify the Employer of the amount of any gain realized upon exercise of the Option. If the Optionee fails to advise the Employer of the gain realized upon exercise of the Option, he or she may be liable for a fine. The Optionee will be responsible for paying any difference between the actual tax liability and the amount withheld.
Tax Clearance Certificate for Cash Exercises. If the Optionee exercises the Option by a cash purchase exercise, the Optionee is required to obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Optionee must renew this Tax Clearance Certificate each twelve (12) months or in such other period as may be required by the SARS.
If the Optionee exercises the Option by a cashless exercise whereby no funds are remitted offshore for the purchase of shares, he or she is not required to obtain a Tax Clearance Certificate.
Exchange Control Notice
To participate in the Plan, the Employee must comply with exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.
Upon application, the Employee is entitled to an overall annual offshore investment allowance of ZAR10,000,000. The first ZAR1,000,000 of the annual investment allowance requires no Tax Clearance Certificate to be issued to the employee. The next ZAR9,000,000 requires a Tax Clearance Certificate. This is a cumulative allowance, and his or her ability to remit funds for the purchase of shares will be reduced if Employee’s foreign investment limit is utilized to make an investment offshore that is unrelated to the Plan. If the ZAR10,000,000 limit is exceeded, the Employee may still apply to transfer funds for the exercise of this option; however, should approval be given, typically the shares obtained from the exercise must be sold immediately and the proceeds exceeding ZAR 10 million repatriated to South Africa.
If the Optionee exercises this option using either the cashless sell-all exercise method or the cashless sell-to-cover method, it is not necessary to obtain a Tax Clearance Certificate (as described above) or a transfer of funds application form. In addition, under a cashless sell-to-cover method, the Optionee may acquire and hold shares up to any amount, even in excess of ZAR10,000,000. The value of the shares acquired using a cashless sell-to-cover exercise method will not be counted against the ZAR10,000,000 limit. The sale proceeds of such shares may be held offshore and will not count against the investment limit.
Because the Exchange Control Regulations change frequently and without notice, the Optionee understands that he or she should consult a legal advisor prior to the purchase or sale of shares under the Plan to ensure compliance with current regulations. The Optionee understands that it is his or her responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
OPTIONEES IN SPAIN
Vesting Schedule
This provision supplements Section 2(a) of the Agreement.
The Optionee understands and agrees that, as a condition of the grant of the Option, upon the date that the Optionee ceases to be a Service Provider for any reason (including the reasons listed below), all Options that have not yet vested (or that do not become vested as a result of the Optionee’s death) shall be forfeited.
In particular, the Optionee understands and agrees that any Options that have not yet vested (or that do not become vested as a result of the Optionee’s death) as of the date that the Optionee is no longer actively providing services shall be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the Optionee ceasing to be a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
Nature of Plan
This provision supplements Section 18 of the Agreement. In accepting the grant, Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
Optionee understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant Options under the Plan to individuals who may be Employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or Subsidiary on an ongoing basis. Consequently, Optionee understands that the Option is granted on the assumption and condition that the Option and the Shares issued upon exercise of the Option shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Optionee understands that the grant of the Option would not be made to Optionee but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Option grant shall be null and void.

Exchange Control Notice

When receiving foreign currency payments derived from the ownership of Shares (i.e., as a result of the sale of the Shares), Optionee must inform the financial institution receiving the payment, the basis upon which such payment is made. Optionee will need to provide the institution with the following information: (i) his or her name, address, and fiscal identification number; (ii) the name and corporate domicile of Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

If Optionee wishes to import the ownership title of the Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the Dirección General de Política Comercial e Inversiones Exteriores. To participate in the Plan, Optionee must comply with exchange control regulations in Spain that require that the purchase of Shares be declared for statistical purposes. If a Spanish financial institution executes the transaction, the institution will automatically make the declaration on Optionee’s behalf; otherwise, it is Optionee’s responsibility to make the declaration. In addition, Optionee must file a declaration of ownership of foreign securities each January.
In addition, Optionee may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Assets Reporting Notice
To the extent Optionee holds rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which Optionee sells or disposes of such right or asset), Optionee is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by the following March 31.
Spanish Translation
Translations of the Agreement and this Addendum in Spanish can be provided to Optionee upon request.
Se le facilitará una traducción al castellano de la documentación del incentivo (Award) si así lo solicitase.

OPTIONEES IN SWEDEN
There are no country-specific provisions.
OPTIONEES IN SWITZERLAND
Securities Law Notice
The grant of Options is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.
OPTIONEES IN TAIWAN
Exchange Control Notice
Optionees may acquire foreign currency, and remit the same out of Taiwan, up to US$5 million per year without justification. When remitting funds for the purchase of Shares pursuant to the Plan, such remittances should be made through an authorized foreign exchange bank. In addition, if Optionee remits TWD$500,000 or more in a single transaction, he or she must submit a Foreign Exchange Transaction Form to the remitting bank. If the transaction amount is US$500,000 or more in a single transaction, Optionee also must provide supporting documentation to the satisfaction of the remitting bank.
OPTIONEES IN THAILAND
Exchange Control Notice
Optionee must immediately repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is US$50,000 or more, Optionee must report the inward remittance by submitting the Foreign Exchange Transaction Form to an authorized agent, i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency.
OPTIONEES IN TURKEY
Securities Law Notice
Under Turkish law, the Optionee is not permitted to sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey and the Shares may be sold through this exchange.
Exchange Control Notice
The Optionee may be required to engage a Turkish financial intermediary to assist with the cash exercise of an Option or the sale of Shares acquired under the Plan. To the extent a Turkish financial intermediary is required in connection with the Option exercise or the sale of any Shares acquired upon exercise of the Option, the Optionee is solely responsible for engaging such Turkish financial intermediary. The Optionee should consult his or her personal legal advisor prior to the exercise of Option or any sale of Shares to ensure compliance with the current requirements.

OPTIONEES IN UNITED ARAB EMIRATES
Securities Law Notice
Participation in the Plan is being offered only to selected Optionees and is in the nature of providing equity incentives to Optionees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Optionees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Optionee does not understand the contents of the Plan and the Agreement, Optionee should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
OPTIONEES IN THE UNITED KINGDOM
The following replaces Section 8(a) of the Agreement in its entirety:
(a)    Withholding Taxes. Regardless of any action the Company or any Subsidiary employing Optionee (the “Employer”) take with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, exercise, release or assignment of any Option (the “Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax Related Items. Further, if Optionee has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
As a condition of the issuance of Shares upon exercise of the Option, the Company and/or the Employer shall be entitled to withhold and Optionee agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, in its sole discretion and to the extent permitted under local law, to satisfy the obligations with regard to all Tax Related Items legally payable by Optionee by one or a combination of the following: (i) require Optionee to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from Optionee’s wages or other compensation payable to Optionee by the Company and/or the Employer; (iii) withholding from the proceeds of a broker-dealer sale and remittance procedure as described in Section 4(b) above; or (iv) withholding in Shares otherwise issuable to Optionee, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event.
Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the UK tax year in which the Chargeable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax

(Earnings and Pensions) Act 2003 (the “Due Date”), Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming Optionee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by Optionee to the Employer, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares acquired under the Plan.